Exhibit 99.1

Finish Line Declares Quarterly Cash Dividend of $0.03

INDIANAPOLIS, Oct. 23, 2009—The Board of Directors of The Finish Line, Inc., (Nasdaq: FINL) has declared a quarterly cash dividend of $0.03 per share of outstanding Class A and Class B common stock. The quarterly cash dividend will be payable December 15, 2009 to shareholders of record as of November 27, 2009.

About Finish Line
The Finish Line, Inc. is a premium athletic footwear store and one of the nation’s largest mall-based specialty retailers, offering a deep selection of performance and sport-style footwear, apparel and accessories for men, women and kids. The Finish Line, Inc. is publicly traded on the NASDAQ Global Select Market under the symbol FINL. The company operates 679 Finish Line stores in 47 states and online at www.finishline.com.

Media Contact:	Investor Contact:
Anne Roman	Ed Wilhelm
On behalf of Finish Line	CFO, Finish Line
419-490-7069	317-899-1022 ext. 6914